Company Contact:
Stephen A. Heit
201-528-8200
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Reports Second Quarter 2018 Results

Ridgefield Park, NJ, July 16, 2018: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today its results for the second quarter and six months ended May 31, 2018, which can be found in the table below.
The Company reported a loss of $292,320 for the three months ended May 31, 2018 as compared to income of $698,550 for the same period in fiscal 2017. The loss in the second quarter of fiscal 2018 was due to a dispute with an international customer which resulted in the Company taking a reserve of $479,052 lowering net sales. Lance Funston, Chief Executive Officer commented, “We believe the Company has taken the correct approach with the international customer and it is unfortunate that we had to reserve for the receivable that is due to us. We are working towards finding a new distributor for that middle eastern region. We plan on introducing some exciting new products to our retail partners over the next couple of months which we believe will get our sales back on track for fiscal 2019. We anticipate a return to profitability in the third quarter of fiscal 2018.” The Company will be holding its quarterly investor call on Tuesday, July 17, 2018 at 10 AM EDST. Investors may phone (866) 393-4306 to participate in the call. The call may also be accessed through a live audio web cast at:
https://event.on24.com/wcc/r/1769115/866807DA74E793DFDE2B8C88976ADF3C
Further information may also be found on the Company’s investor web site: www.ccainvestor.com
We invite any of our current or potential investors to join us.
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” complete skin care regime, “Porcelana” skin care products and “Solar Sense” sun protection products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

Three Months Ended
	May 31, 2018 (unaudited)	May 31, 2017 (unaudited)

Revenues	$ 4,225,240	$ 6,115,910

Net (Loss) Income	$ (292,320)	$ 698,550

(Loss) Earnings per Share:

Basic	$ (0.04)	$ 0.10
Diluted	$ (0.04)	$ 0.10

Weighted Average Shares Outstanding:
Basic	7,456,684	7,006,684
Diluted	7,456,684	7,024,428

Six Months Ended
	May 31, 2018 (unaudited)	May 31, 2017 (unaudited)

Revenues	$ 8,223,664	$ 10,385,060

Net (Loss) Income	$ (3,512,980)	$ 885,301

(Loss) Earnings per Share:

Basic	$ (0.48)	$ 0.13
Diluted	$ (0.48)	$ 0.13

Weighted Average Shares Outstanding:
Basic	7,293,497	7,006,684
Diluted	7,293,497	7,006,684